Schedule A

Executive Officers and Directors of Colden Investments S.A.

The following sets forth the name, country of citizenship, position and principal occupation of each executive officer and member of the board of directors of Colden Investments S.A. ("Colden"). None of the persons listed below has been convicted of a crime (other than traffic violations or similar misdemeanors) or been subject to proceedings pertaining to violations of securities laws within the past 5 years.

Name and Citizenship	Position with Colden and Principal Occupation	Beneficial Ownership	Business Address
Marco A. San Berguido Citizen of Panama	Director and President	0	Colden Investments S.A. MMG Tower, Piso 26 Ave. Paseo del Mar Costa del Este Panama Rep. de Panama
Luz E. Rivera Ch. Citizen of Panama	Director and Secretary	0	Colden Investments S.A. MMG Tower, Piso 26 Ave. Paseo del Mar Costa del Este Panama Rep. de Panama
Ernesto Castillo Cho Citizen of Panama	Director and Treasurer	0	Colden Investments S.A. MMG Tower, Piso 26 Ave. Paseo del Mar Costa del Este Panama Rep. de Panama